Exhibit 99.1
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Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101

PPL Electric Utilities 2010 Power Purchase Plan Approved

ALLENTOWN, Pa. (May 10, 2007) -- The Pennsylvania Public Utility Commission Thursday (5/10) approved PPL Electric Utilities’ plan to help smooth the transition to competitive electricity markets when its rate caps for generation supply expire at the end of 2009.

In Pennsylvania, when consumers don’t choose a competitive electricity supplier, electricity delivery companies must purchase and provide generation supply for them. PPL Electric Utilities, which does not produce power, currently buys power for customers under a long-term contract with PPL EnergyPlus.

After the current contract expires at the end of 2009, PPL Electric Utilities will purchase power in the competitive market for customers who do not choose to purchase electricity from a competitive supplier. The company will pass through the costs of those purchases, without any markup, directly to its customers. The charges, as they do today, will continue to appear as a separate line item on customer bills.

“Our plan will help reduce price risk for customers when rate caps expire by spreading out our electricity purchases for 2010 rather than purchasing power all at once, potentially at a time of high prices,” said David G. DeCampli, president of PPL Electric Utilities.

“The plan will provide a reliable fallback option for customers in 2010,” he said. “If better deals are available in the open market, customers will have the ability to shop for a supplier to lower their electric bills.

“In the meantime, PPL Electric Utilities expects that its capped generation rates will continue to remain well below market prices, as they have been for the past several years. Based on actual and projected market prices, PPL Electric Utilities customers will have saved more than $4 billion compared with the market price of electricity by the time the current supply contract expires in 2009,” said DeCampli.

Under the plan approved Thursday, PPL Electric Utilities will issue competitive bids in 2007, in 2008 and in 2009, for electricity supplies needed in 2010. The price customers pay in 2010 will result from a blend of the contracts resulting from these competitive bids.

While wholesale electricity prices fluctuate, based on today’s market prices for electricity to be provided in 2010, customer bills could increase about 30 percent when PPL Electric Utilities’ price caps expire.

“This plan will bridge the gap between when our rate caps expire and when the last generation rate caps expire for other Pennsylvania utilities in 2011,” DeCampli said.

In a separate action during its public meeting on Thursday, the commission approved regulations that will govern the way the state’s utilities acquire electricity supplies in 2011 and beyond.

Since rate caps were established during the late 1990s, wholesale electricity prices have increased dramatically, driven primarily by increases in the price of fuels used to generate electricity. Since 2000, for example, wholesale prices for natural gas have risen nearly 250 percent, coal prices have jumped by 55 percent and the price of uranium used in nuclear power plants is up more than 700 percent.

In the past, higher fuel costs would have been passed on to customers in the form of periodic rate adjustments. For the last decade, however, customers have not paid these higher costs because electricity rates have been capped.

“We understand that higher energy prices in 2010 will be difficult for some customers to manage,” DeCampli said. “And over the next three years, we’ll be providing information that prepares customers for this change and helps them better understand how they can save energy and control their costs.”

He said the company has already begun this process, meeting with groups of customers and sharing information through advertisements and a newsletter inserted with customers’ bills. This summer, the company also will launch a new Web site that will give customers more detailed usage information than ever available before, helping them better understand how their homes use energy.

PPL Electric Utilities Corporation is a subsidiary of PPL Corporation and provides electricity delivery services to about 1.4 million customers in 29 Pennsylvania counties. Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) controls about 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Statements contained in this news release, including statements with respect to future energy prices and supply, regulation and rates, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; customer energy usage; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; operation and availability of existing and future generation facilities and operating costs; political, regulatory or economic conditions; receipt of governmental approvals and rate relief; new state or federal legislation; state and federal regulatory developments; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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